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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


  ZONAGEN TO COMMENCE EUROPEAN STUDY OF PROGENTA IN WOMEN WITH UTERINE FIBROIDS


THE WOODLANDS, Texas--(BUSINESS WIRE)--June 29, 2004--Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZNG) today announced that it will initiate a European Phase I/II study of its lead program Progenta(TM) for the treatment of uterine fibroids. The announcement was made following the Company receiving notification from both institutional and governmental regulatory agencies regarding the acceptability of the trial's design and preclinical data package. The study will be conducted in Warsaw, Poland.

Uterine fibroids are common benign tumors of the uterus. They grow from the muscular wall of the uterus and are made up of muscle and fibrous tissue. In some women, uterine fibroids may cause heavy bleeding, pelvic discomfort and pain, and create pressure on other organs. These symptoms may require treatment. As many as 70% of all women have uterine fibroids. While the majority usually have no symptoms, 1 in 4 end up with symptoms severe enough to require treatment. In the United States, roughly 600,000 hysterectomies are performed annually. Of these, a third or more are due to uterine fibroids. The medical expenses associated with hysterectomies account for over five billion dollars of annual spending.

The study that Zonagen is undertaking is being conducted incorporating Good Clinical Practice (GCP) guidelines and has been contracted with a U.S. clinical research organization (CRO). This study is the first human experience for Progenta(TM). Several animal studies, including a long-term (9-month) primate study, have been previously conducted exploring both the safety and activity of the drug. The compound was one of several compounds licensed from the National Institutes of Health (NIH) in 1999. The drug, named Progenta(TM), was selected as a lead candidate following numerous studies conducted by both the NIH and Zonagen.

The study will enroll a total of 30 women diagnosed with uterine fibroids. The women will be referred to the trial by several gynecological practices in Warsaw. They will be randomized into one of five parallel groups; placebo, three different doses of Progenta(TM), and a positive control group consisting of an approved gonadotropin releasing hormone agonist (GnRHa). GnRHa's are the current gold standard of drug therapy for the indication and used most frequently prior to hysterectomy. The placebo and Progenta(TM) groups will be blinded. The study consists of three phases. Day 1 dosing will be followed for both initial safety and pharmacokinetics. Following a one week washout and safety assessment, women will take the drug for an additional 30 days after which time they will be readmitted into the clinic to evaluate steady state pharmacokinetics, effects on fibroid size, bone mineral density and hemoglobin. Women showing positive effects on fibroid volume and hemoglobin without adverse reactions will be allowed to continue in the trial for an additional two months. Women not experiencing a benefit with the study drug will be allowed to switch to the GnRHa for the duration of the study. At the end of the study, women on Progenta(TM) will be evaluated for changes in bone mineral density, hemoglobin levels and fibroid size and compared against the changes experienced by the positive control group dosed with a GnRHa.

The Company believes it may have reportable data from the trial by yearend 2004. Zonagen has also engaged a CRO to prepare for a pre-IND meeting it plans to hold with the FDA later this year to discuss a U.S. program for Progenta(TM). At a later date, Zonagen also plans to test the potential of Progenta(TM) in the treatment of endometriosis. The safety data from this first study should be directly applicable to the endometriosis program.

ABOUT ZONAGEN

Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including but not limited to Zonagen's ability to have success in the clinical development of its technologies, the reliability of clinical trials conducted in non-US jurisdictions, Zonagen's ability to raise additional capital on acceptable terms or at all, uncertainty relating to Zonagen's patent portfolio, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta(TM), the Company's ability to remain listed on Nasdaq, and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission
(SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: Zonagen, Inc., The Woodlands
             Joseph S. Podolski, 281-719-3447

     SOURCE: Zonagen, Inc.